ADDvantage Technologies Reports Financial Results for the Quarter Ended June 30, 2023

Carrollton, Texas, August 14, 2023 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported financial results for the three and six months ended June 30, 2023, the second quarter of 2023. Effective September 2022, the Company has changed its fiscal year end from September 30 to December 31, and this report reflects that adjustment.

“Both segments of our business were impacted by macro-headwinds during the quarter," commented Joe Hart, Chief Executive Officer. "Orders for used and refurbished equipment in our Telco segment have been drastically reduced due to the overstocking done in 2022 by our customers and we have been forced to wait for the burn off of that excess inventory by the optical network providers sometime later this year. Our Wireless segment was hit late in the second quarter by a sudden downturn in 5G-related build activity by two major industry customers, and an overall slowdown in the industry by the national wireless carriers. Construction is expected to pick back up later in the year and in 2024 as wireless data consumption and network demand continues to climb at a positive rate.”

“Our efforts to expand our addressable market in the wireless segment are accelerating, and under the leadership of Brian Davidson, our new Chief Revenue Officer, we are optimistic that we can secure additional projects from wireless carriers over the next few quarters," added Mr. Hart. "We are also very encouraged by the Federal Government’s funding of the Rural Broadband Program (BEAD) and the Rural Digital Opportunity Fund (RDOF). Both programs will provide funding of a few hundred billion in fiber and fixed wireless network investment over the next several years. We are aggressively pursuing opportunities to design and build fiber networks across multiple regions. Our recently announced strategic partnership with Walker Technical Solutions (WTS) is also making encouraging progress on a significant multi-year program in the Wireless space. The program will aid in a carrier significantly increasing its diversity spend and create a new source of revenue to Fulton Technologies for many years to come.”

“Simultaneously, we have been methodically reducing our Telco inventory levels in light of lower demand and reducing our overall operating and SG&A expenses to return to profitability in the coming quarters,” continued Mr. Hart.

Financial Results for the Three Months ended June 30, 2023

Second quarter sales were $12.1 million, a decrease of $15.7 million, or 57% compared to $27.8 million last year. The decrease was primarily due to a decrease of $14.8 million, or 72% in Telco revenue, and a decrease of $0.9 million, or 13% in Wireless revenue.

Gross profit was $3.3 million, or 27% gross margin, compared to gross profit of $8.1 million, or 29% gross margin, for the same period last year. Operating expenses decreased $0.5 million, or 23%, to $2.0 million reflecting the previously announced cost-reduction initiatives. Consolidated selling, general and administrative ("SG&A")

expenses include overhead, which consist of personnel, insurance, professional services, communication, and other cost categories, decreased $0.8 million or 21%, to $3.3 million for the three months ended June 30, 2023 from $4.1 million for the same period last year.

Net loss for the quarter was $2.8 million, or $0.20 per basic and diluted share, compared to net income of $0.9 million, or $0.07 per basic and diluted share, for the same quarter last year.

Balance sheet

Cash and cash equivalents were $2.8 million as of June 30, 2023, compared to $2.6 million at December 31, 2022. During the quarter, the Company entered into securities purchase agreements (the “Securities Purchase Agreements”) with Mast Hill Fund, L.P. (the "Purchaser") for the issuance of 13% senior secured promissory notes in the aggregate principal amount of up to $3.0 million (collectively the “Notes”) convertible into shares of common stock of the Company, as well as the issuance of up to 72,000 shares of common stock as a commitment fee and warrants for the purchase of up to 648,000 shares of common stock of the Company, raising net proceeds of $2.8 million. As of June 30, 2023, the Company had net inventories of $8.1 million, down from $8.5 million at March 31, 2023 and $9.6 million at December 31, 2022.

Outstanding debt as of June 30, 2023 was $3.8 million.

As a result of continuing negative operating results, the Company is exploring obtaining other funding arrangements to supplement working capital. Our unaudited financial statements include an explanatory paragraph related to the Company’s ability to continue as a going concern. See further discussion in Note 2 to the Company’s financial statements included in the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2023. This announcement does not represent any change or amendment to the Company’s financial statements or to its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2023.

Earnings Conference Call

The Company will host a conference call on Monday, August 14, 2023 at 5 p.m. Eastern.

Date:                     Monday, August 14, 2023
Time:                     5 p.m. Eastern
Toll-free Dial-in Number:            1-877-407-9039
International Dial-in Number:        1-201-689-8470
Conference ID:                13740347

Participants can also click this link to have an operator connect interested parties to the call.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through August 28, 2023.

Toll-free Replay Number:         1-844-512-2921
International Replay Number:         1-412-317-6671
Replay Passcode:             13740347

An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

-- Tables follow –

ADDvantage Technologies Group, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$2,832	$2,552
Restricted cash	739	1,101
Accounts receivable, net of allowances of $304 and $262, respectively	1,385	1,682
Unbilled revenue	1,831	5,005
Income tax receivable	102	102
Inventories, net of allowances of $4,097 and $3,871, respectively	8,076	9,563
Prepaid expenses and other current assets	1,203	1,399
Total current assets	16,168	21,404

Property and equipment, at cost:
Machinery and equipment	5,565	5,542
Leasehold improvements	899	899
Total property and equipment, at cost	6,464	6,441
Less: Accumulated depreciation	(3,533)	(3,057)
Net property and equipment	2,931	3,384
Right-of-use lease assets	1,060	1,540
Intangibles, net of accumulated amortization	549	709
Goodwill	58	58
Other assets	207	123
Total assets	$20,973	$27,218

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,151	$9,407
Accrued expenses	1,428	1,445
Deferred revenue	349	148
Notes payable	2,210	—
Right-of-use lease obligations, current	933	1,204
Finance lease obligations, current	640	636
Other current liabilities	589	442
Total current liabilities	12,300	13,282
Right-of-use lease obligations, long-term	288	635
Finance lease obligations, long-term	937	1,254
Total liabilities	13,525	15,171
Shareholders’ equity:
Common stock, $0.01 par value; 30,000,000 shares authorized; 14,942,524 and 14,132,033 shares issued and outstanding, respectively	149	141
Paid in capital	3,559	2,585
Retained earnings	3,740	9,321
Total shareholders’ equity	7,448	12,047
Total liabilities and shareholders’ equity	$20,973	$27,218

ADDvantage Technologies Group, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Sales	$12,088	$27,789	$26,807	$51,548
Cost of sales	8,816	19,642	20,118	37,643
Gross profit	3,272	8,147	6,689	13,905
Operating expenses	1,967	2,544	4,014	5,296
Selling, general and administrative expenses	3,288	4,145	6,894	7,996
Depreciation and amortization expense	317	313	634	630
Loss on disposal of assets	—	—	—	2
Income (loss) from operations	(2,300)	1,145	(4,853)	(19)
Other income (expense):
Other income (expense)	(184)	(233)	(333)	(401)
Interest expense	(334)	(37)	(379)	(99)
Other income (expense), net	(518)	(270)	(712)	(500)

Income (loss) before income taxes	(2,818)	875	(5,565)	(519)
Income tax provision	16	—	16	—

Net income (loss)	$(2,834)	$875	$(5,581)	$(519)

Income (loss) per share:
Basic and diluted	$(0.20)	$0.07	$(0.41)	$(0.04)
Shares used in per share calculation:
Basic and diluted	13,999,816	13,191,792	13,638,538	13,131,754

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA as presented also excludes impairment charges for operating lease right-of-use assets and intangible assets including goodwill, stock compensation expense, other income, other expense, interest income and income from equity method investment. Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as calculated below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
The following table provides a reconciliation by segment of loss from operations to Adjusted EBITDA for the three and six month periods ended June 30, 2023 and 2022, in thousands:

	Three Months Ended June 30, 2023			Three Months Ended June 30, 2022
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(1,676)	$(624)	$(2,300)	$(1,461)	$2,606	$1,145
Depreciation and amortization expense	197	120	317	192	121	313
Stock compensation expense	108	91	199	44	59	103
Adjusted EBITDA	$(1,371)	$(413)	$(1,784)	$(1,225)	$2,786	$1,561

	Six Months Ended June 30, 2023			Six Months Ended June 30, 2022
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(3,780)	$(1,073)	$(4,853)	$(3,659)	$3,640	$(19)
Depreciation and amortization expense	394	240	634	388	242	630
Stock compensation expense	302	296	598	145	205	350
Adjusted EBITDA	$(3,084)	$(537)	$(3,621)	$(3,126)	$4,087	$961